Exhibit 99.1
news release
www.rienergy.com

Rhode Island Energy Files First Comprehensive Rate Review Since 2017 to Support Safe, Reliable, and Affordable Service

PROVIDENCE, R.I. (November 26, 2025) – Rhode Island Energy (RIE) today has filed a distribution rate review proposal with the Rhode Island Public Utilities Commission (PUC) - the company’s first since 2017. The proposal is designed to align both electric and gas distribution rates with the cost of delivering safe, reliable energy service while supporting critical infrastructure upgrades, customer service improvements, and targeted affordability programs.

“This review is about making smart, necessary investments in reliability, customer service, and safety, while also keeping affordability top of mind and strengthening support for those who need it most,” said Greg Cornett, President of Rhode Island Energy. “Throughout this process, we want our customers to understand that we are keenly aware of the challenges so many of them are facing, and that we are committed to keeping customers informed and helping them manage their energy costs now and into the future.”

What’s Included in the Proposal:

•System Reliability Investments – Necessary upgrades to aging electric and gas infrastructure, including gas pipe replacements and electric grid modernization
•Customer Experience Enhancements – New billing system investments, improved self-service tools, and increased staffing to better serve customers
•Affordability Measures – A redesigned low-income discount rate offering deeper, targeted support for those with the greatest need, without increasing total costs for other customers

Why Now?

Since 2017, RIE has worked to control costs and delay rate adjustments. However, like every other business, the company’s costs have risen significantly due to inflation, supply chain challenges, and evolving regulatory requirements.

For example, on the electric side of the business, in 2020, purchasing a foot of underground cable cost the company $2.30. Today, that same foot now costs $4.21. For a mile of this cable, which was $12,000 in 2020, the cost has now increased to $22,000. Additionally, before the COVID-19 pandemic, an electrical “surge protector” cost $60. Today, the price of these devices has doubled to over $120 per unit. On the gas side of the business, prices have risen as well, with the cost of upgrading a mile of pipeline nearly tripling since the company’s last rate review.

The proposed increase is necessary for RIE to continue to meet regulatory mandates, align with the real cost of doing business, and continue delivering around-the-clock service.

Customer Impact

If approved, new base distribution rates would go into effect September 1, 2026. Exact bill impacts will depend on the final approved rates and individual usage. Pending regulatory approval, the requested changes would have the following estimated impacts on the typical residential customer’s bill:

•Typical residential electric customer using 500 kWh per month: $7.78 per month, or 4.83% per month
•Typical residential gas heating customer using 845 therms per year: $343.53 per year, or 20.60% per year – or roughly $28.63 per month if spread evenly over 12 months

RIE reminds customers that it offers various programs and services to help save energy, manage bills, and access financial assistance. In addition, Rhode Island Energy remains fully committed to revisiting its proposal for additional credits which would advance substantial funds that would nearly offset this proposed distribution rate increase.

Customers can take advantage of the following programs today:

•Sign up for Budget Billing and spread payments evenly across 12 months
•Explore the benefits of energy efficiency through our Rebate Programs or a no-cost Home Energy Assessment
•Take advantage of direct support offered through the Good Neighbor Energy Fund, our Discount Rates program, and LIHEAP
•Reach out to our Customer Advocates - these dedicated team members will help you identify the best assistance solutions

For more information on these programs and for additional bill help resources, please visit RIEnergy.com/toolkit.

Commitment to Customers

Every dollar in this rate review proposal is under strict regulatory oversight. Rhode Island Energy is committed to clear communication and making decisions today that help prevent higher costs in the future.

For more information, visit www.RIEnergy.com/RateReview or view the complete filing on the PUC website.

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About Rhode Island Energy

Rhode Island Energy provides essential energy services to over 770,000 customers across Rhode Island through the delivery of electricity and natural gas. Our team of more than 1,300 employees is dedicated to helping Rhode Island customers and communities thrive, while supporting the transition to a cleaner energy future. Rhode Island Energy is part of the PPL Corporation (NYSE: PPL) family of companies addressing energy challenges head-on by building smarter, more resilient, and more dynamic power grids and advancing sustainable energy solutions.

For more information visit www.RIEnergy.com and stay connected on Instagram, LinkedIn, Facebook, and X.

Media Contacts: Michael Dalo, 401.479.8732, mjdalo@rienergy.com or Caroline Pretyman, 401.799.7000, cpretyman@rienergy.com